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                                                                   Exhibit 23.3


                        INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of Allen Telecom Inc. on Form S-3 of our report dated February 22, 2001 (February 13, 2002 as to Note
14) relating to the consolidated financial statements as of December 31, 1999 and 2000 and for the years then ended, appearing in the Prospectus, which is part of this Registration Statement, and to the incorporation by reference of our report dated February 22, 2001 relating to the financial statement schedules appearing in the Annual Report on Form 10-K of Allen Telecom Inc. for the year ended December 31, 2000.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 13, 2002